EXHIBIT 99.1

(HEALTHCARE RECOVERIES LETTERHEAD)

NEWS RELEASE

Contact:	Douglas R. Sharps Chief Financial Officer (502) 454-1365

HCRI GUIDANCE FOR 2002

•	Targets Pro forma Growth of 10% Pre Tax Income & 16% — 21% EPS

Louisville, Kentucky, January 4, 2002/PRWire/ – Healthcare Recoveries, Inc. (NASDAQ: HCRI) today announced its forecast of its financial results for the year 2002. The Company also announced its adoption of segment reporting for these segments: Healthcare, comprising the core recovery operations serving healthcare payors; Property and Casualty, which sells subrogation recovery services, under the name TransPaC Solutions, to property and casualty insurers; and Software, which sells subrogation recovery software in a browser-based ASP form under the name Troveris, to both healthcare payors and property and casualty insurers.

The Company noted that it expected to report results for the year 2001 consistent with prior guidance, with earnings per diluted share of between $0.45 and $0.47.

For the year 2002, the Company currently expects to report:

•	With respect to the Healthcare segment, sales of new lives, attrition of lives under service and installations of new lives approximately as follows:

•	New lives to be sold:	10,500,000

•	Expected attrition of lives:	(4,000,000)

•	Net new lives:	6,500,000

•	Lives installed:	9,500,000

These forecasted Healthcare segment lives count each new life subject to any product as a life “sold,” “lost” or “installed,” as the case may be, without regard to whether those “lives” involve one client or multiple clients. As such, these forecasts may vary from disclosures by the Company in which the “double-counting” of lives subject to multiple products sold to the same client are eliminated.

* Healthcare Recoveries, Inc. * 1600 Watterson Tower*
Louisville, Kentucky 40218 * 502/454-1340 * www.hcrec.com *

•	With respect to the Property and Casualty segment, sales and key indicators as follows:

•	15 to 20 new contracts

•	Backlog:	$27.0 million	to	$30.0 million

•	Recoveries:	$ 7.5 million	to	$10.0 million

•	Effective fee rate:	22.0%	to	27.0%

•	With respect to the Software segment, sales as follows:

•	4 to 6 contracts

•	Activity-based pricing

•	Software fees allowed as credits against services purchased

•	Services sold on an unbundled basis

•	By segment and on a consolidated basis, revenue (in millions) as follows:

•	Healthcare:	$67.4	to	$70.5

•	Property & Casualty:	1.9	to	2.5

•	Software:	0.8	to	1.3

•	Eliminations:	(0.7)	to	(1.0)

•	Total Revenue:	$69.4	to	$73.3

•	By segment and on a consolidated basis, pre tax income (in millions) as follows:

•	Healthcare:	$26.3	to	$26.6

•	Property & Casualty:	(0.2)	to	0.2

•	Software:	(0.4)	to	(0.0)

•	Corporate:	(16.2)	to	(16.0)

•	Total Pre Tax:	$9.5	to	$10.8

•	Corporate expenses (in millions) as follows:

•	Sales & Marketing:	$5.6 ±

•	Systems:	2.0 ±

•	Facilities:	2.4 ±

•	Administration:	6.2 ±

	Total Expense	$16.2 ±

* Healthcare Recoveries, Inc. * 1600 Watterson Tower*
Louisville, Kentucky 40218 * 502/454-1340 * www.hcrec.com *

•	For the consolidated entity, an effective tax rate of 37.8%

•	On a consolidated basis, earnings per share (EPS) as follows:

•	First Quarter:	$0.15 ±

•	Second Quarter:	$0.16 ±

•	Third Quarter:	$0.16 ±

•	Fourth Quarter:	$0.17 ±

•	For the Year:	$0.64 ±

The Company also noted that for the sake of facilitating comparison with its forecast of 2002 EPS, its 2001 EPS adjusted to eliminate the one-time tax gain in the third quarter, the one-time loss on the sale of real estate (both previously reported), and the amortization of goodwill would be as follows:

• • • • •	First Quarter: Second Quarter: Third Quarter: Fourth Quarter: For the Year:	$0.16 $0.13 $0.12 $0.12 $0.53	- -	$0.14 $0.55

HCRI is a leading independent provider of outsourcing of insurance subrogation and other medical claims recovery and cost containment services to the private healthcare payor industry. The Company’s other medical claims recovery services include provider bill auditing and overpayments recovery.

This release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the intent, belief or current expectations of management with respect to current operating trends and HCRI’s future financial performance and operating results [a] for the year 2001 regarding lives sold and earnings per diluted share; and [b] for and during the year 2002, including: [1] the forecast of earnings per diluted share and the effective tax rate for the Company; [2] the forecast of the revenue and pre tax income for the Company and its reporting segments; [3] the forecast of sales of new lives, attrition of existing lives and installations of new lives for the Healthcare segment; [4] the forecast of sales information and key indicators for the Property and Casualty segment; and [5] the forecast of sales information for the Software segment. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking

* Healthcare Recoveries, Inc. * 1600 Watterson Tower*
Louisville, Kentucky 40218 * 502/454-1340 * www.hcrec.com *

statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company’s lack of operating history in the property and casualty market, the ability of HCRI to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, HCRI’s ability to retain significant clients, HCRI’s ability to manage growth, changes in laws and government regulations applicable to HCRI, and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of HCRI’s financial results and all risks inherent in the development, introduction and implementation of a new product or service. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in HCRI’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

* Healthcare Recoveries, Inc. * 1600 Watterson Tower*
Louisville, Kentucky 40218 * 502/454-1340 * www.hcrec.com *